Ex-99.e.1.ii

AMENDMENT II TO
SCHEDULE I
OF THE DISTRIBUTION AGREEMENT

     This Schedule to the Distribution Agreement between Voyageur Mutual Funds III and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended as of August 31, 2006 and September 25, 2007 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
Delaware Large Cap Core Fund	A Class	.25%		August 31, 2006
	C Class	1.00%	.25%	August 31, 2006
	R Class	.60%		August 31, 2006
	Institutional Class			August 31, 2006
Delaware Select Growth Fund	A Class	.25%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC.,
General Partner

By:	/s/ Philip N. Russo
Name:	Phillip N. Russo
Title:	Executive Vice President

Voyageur Mutual Funds III on behalf of the
Series listed on Schedule II

By:	/s/ Patrick P. Coyne
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer

Date:	September 25, 2007

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